Exhibit 99.1

Financial Update by CFO

May 31, 2002

Overall, the comments made in the 1Q02 teleconference call regarding 2Q02 essentially still appear to be appropriate.  We are anticipating that 2Q02 will see revenue sequentially up about 5%-10% from the first quarter of 2002.  Gross margins will probably come in at a slightly lower level than the first quarter of 2002, based on the currently projected product mix for the quarter.  Operating expenses for 2Q02 look to be about flat, on an absolute dollar basis, with 1Q02.  Quote activity continues to be picking up for our large customers in North America, Taiwan, and Europe, although Japan is still quiet.  For the full year of 2002, we continue to believe that the overall industry weakness could result in the company having annual revenue down about 10%-15% compared with 2001.  Current visibility into 3Q02 seems to indicate the usual summer slowdown may occur.  The highest likelihood of recovery looks to be 4Q02 and our goal for the year remains to outperform our near-term financial model, which calls for gross margins of 40% and breakeven operating margins.  Our long-term financial model has gross margins of 50% or greater and operating margins of 15% or greater, which we hope to achieve in 2003.  Overall, 2002 continues to look to us at this time to be a weak first half with increasing growth momentum in the second half.

Safe Harbor Statement

The statements contained herein are considered forward-looking statements that involve numerous risks and uncertainties, including a high degree of non-linearity of the Company’s system shipments and system acceptances. Due to the high average selling prices of the Company’s systems, the loss of even a single planned revenue event would materially adversely impact the Company’s results of operations. Additional risks and uncertainties include cyclicality in the semiconductor and microsystems markets, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the Company’s systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies and the effects of the California power shortage. Such risks and uncertainties are described in the Company’s SEC reports including the Company’s Annual Report on Form 10-K filed as of December 31, 2001 and form 10-Q filed as of March 31, 2002.